Exhibit 1.1

PBF LOGISTICS LP

13,750,000 COMMON UNITS

UNDERWRITING AGREEMENT

May 8, 2014

May 8, 2014

Barclays Capital Inc.

UBS Securities LLC

c/o Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

c/o UBS Securities LLC

299 Park Avenue

New York, New York 10171

Ladies and Gentlemen:

PBF Logistics LP, a Delaware limited partnership (the “Partnership”), PBF Logistics GP LLC, a Delaware limited liability company (the “General Partner”), PBF Energy Inc., a Delaware corporation (“PBF Energy”), PBF Energy Company LLC, a Delaware limited liability company (“PBF LLC”) and PBF Holding Company LLC, a Delaware limited liability company (“PBF Holding”), confirm their respective agreements with Barclays Capital Inc. (“Barclays”) and UBS Securities LLC (“UBS”) and each of the other underwriters named in Schedule I hereto (collectively with Barclays and UBS, the “Underwriters”) for whom Barclays and UBS are acting as representatives (in such capacity, the “Representatives”), with respect to (i) the sale by the Partnership and the purchase by the Underwriters, acting severally and not jointly, of the respective numbers of common units representing limited partner interests in the Partnership (“Common Units”) set forth in Schedule I hereto and (ii) the grant by the Partnership to the Underwriters, acting severally and not jointly, of the option described in Section 2 hereof to purchase all or any part of 2,062,500 additional Common Units. The aforesaid 13,750,000 Common Units (the “Initial Units”) to be purchased by the Underwriters and all or any part of the 2,062,500 Common Units subject to the option described in Section 2 hereof (the “Option Units”) are herein called, collectively, the “Units.”

PBF Energy, PBF LLC, PBF Holding, the Partnership and the General Partner are hereinafter referred to as the “PBF Parties.” The Partnership and the General Partner are hereinafter referred to as the “Partnership Parties.” The Partnership Parties and Delaware City Terminaling Company LLC, a Delaware limited liability company (“Delaware City Terminaling”) are collectively called the “Partnership Entities,” and, together with the PBF Parties, the “PBF Entities.”

The Partnership understands that the Underwriters propose to make a public offering of the Units as soon as the Representatives deem advisable after this Agreement has been executed and delivered.

It is understood and agreed to by all parties hereto that the Partnership was formed by PBF Energy to own, operate, develop and acquire certain terminals, storage tanks, pipelines and other logistics assets that are currently owned and operated, or which may hereafter be acquired, directly or indirectly, by PBF Energy, as described more particularly in the most recent preliminary prospectus (as defined below).

It is further understood and agreed to by all parties that as of the date hereof:

(a) PBF Energy directly owns 71.9% economic interest in, and is the sole managing member of PBF LLC;

(b) PBF LLC owns 100% of the ownership interest of PBF Holding;

(c) PBF LLC owns, directly or indirectly through PBF Holding, 100% of the ownership interest in the General Partner; and

(d) PBF Holding owns, directly or indirectly, 100% of the ownership interest in Delaware City Terminaling and the Toledo Truck Terminal (as defined below).

It is further understood and agreed to by all parties hereto that the following transactions have occurred or will occur on or immediately prior to the Closing Date (as defined below):

(a) The PBF Entities, Delaware City Refining Company LLC (“Delaware City Refining”) and Toledo Refining Company LLC (“Toledo Refining”) will enter into a Contribution and Conveyance Agreement, substantially in the form filed as an exhibit to the Registration Statement (including the other documents referred to therein, the “Contribution Agreement”) pursuant to which, among other things:

(i) Delaware City Refining will distribute 100% of the membership interests in Delaware City Terminaling and Toledo Refining will distribute title to the assets to operate a crude oil truck unloading terminal at PBF Energy’s Toledo Refinery (the “Toledo Truck Terminal”), in each case, to PBF Holding;

(ii) PBF Holding will contribute (x) 100% of the membership interest in Delaware City Terminaling and (y) the Toledo Truck Terminal, in each case to the Partnership, in exchange for (A) 74,053 Common Units (the “PBF Common Units”) and 15,886,553 subordinated units representing an aggregate 50.2% limited partner interests in the Partnership (the “Subordinated Units” and, together with the PBF Common Units, the “Sponsor Units”), (B) the issuance to PBF Holding of all of the equity interests in the Partnership classified as “Incentive Distribution Rights” under the Partnership Agreement (as defined below) (the “IDRs”), (C) the right to receive a distribution of $30.0 million from the Partnership as reimbursement for certain preformation capital expenditures attributable to the contributed assets, (D) the right to receive a cash distribution of $254.5 million from the Partnership, (E) the right to either (1) receive up to additional 2,062,500 Common Units representing a 6.5% limited partner interest in the Partnership, (2) receive a cash distribution if the Underwriters exercise their option to purchase the Option Units or (3) a combination of both (1) and (2) and in connection with the foregoing, the Partnership will redeem PBF Holding’s initial partner interests in the Partnership for $1,000; clauses (A) through (E) are collectively referred to as the “Partnership Consideration”; and

(iii) PBF Holding will distribute to PBF LLC its membership interests in the General Partner and all of its rights in the Partnership Consideration.

The assets contributed to the Partnership as contemplated in subsection (i) above are collectively referred to herein as the “Partnership Contribution Assets.”

(b) The Partnership, as borrower, will enter into a revolving credit agreement with Wells Fargo Bank, N.A., as administrative agent, and the lenders party thereto, substantially in the form filed as an exhibit to the Registration Statement (the “Revolving Credit Agreement”);

(c) The Partnership, as borrower, will enter into a term loan credit agreement with Wells Fargo Bank, N.A., as administrative agent, and the lenders and other parties party thereto, substantially in the form filed as an exhibit to the Registration Statement (the “Term Loan Credit Agreement” and, together with the Revolving Credit Agreement, the “New Credit Agreements”);

(d) The General Partner, the Partnership, PBF LLC and PBF Holding will enter into an omnibus agreement, substantially in the form filed as an exhibit to the Registration Statement (the “Omnibus Agreement”);

(e) The Partnership Entities, PBF Holding, Delaware City Refining and Toledo Refining will enter into an operation and management services and secondment agreement, substantially in the form filed as an exhibit to the Registration Statement (the “Services Agreement”);

(f) The Partnership and PBF Holding will enter into a rail terminaling services agreement, substantially in the form filed as an exhibit to the Registration Statement (the “Delaware City Rail Terminaling Services Agreement”), under which the Partnership will provide rail terminaling services to PBF Energy’s Delaware City refinery (“Delaware City Refinery”);

(g) The Partnership and PBF Holding will enter into a unloading and terminaling services agreement, substantially in the form filed as an exhibit to the Registration Statement (the “Toledo Truck Unloading & Terminaling Services Agreement”), under which the Partnership will provide truck unloading services at PBF Energy’s Toledo refinery (“Toledo Refinery”); and

(h) The public offering of the Initial Units contemplated hereby (the “Offering”) will be consummated, and the net proceeds thereof will be delivered to the Partnership; and

(i) The Partnership will use the net proceeds received from the Offering as provided in the “Use of Proceeds” section of the Registration Statement.

The transactions contemplated in subsections (a) through (i) above are referred to herein as the “Transactions.” The “Transaction Documents” shall mean the Contribution Agreement, the New Credit Agreements, the Omnibus Agreement, the Services Agreement, the Delaware City Rail Terminaling Services Agreement and the Toledo Truck Unloading & Terminaling Services Agreement. The Transaction Documents, together with the Partnership Agreement (as defined below), the GP LLC Agreement (as defined below) and the Operating Agreements (as defined below), are collectively referred to herein as the “Operative Agreements.”

The Partnership has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1 (No. 333-195024), including the related preliminary prospectus or prospectuses, covering the registration of the sale of the Units under the Securities Act of 1933, as amended (the “Securities Act”). Promptly after execution and delivery of this Agreement, the Partnership will prepare and file a prospectus in accordance with the provisions of Rule 430A (“Rule 430A”) of the rules and regulations of the Commission under the Securities Act (the “Securities Act Regulations”) and Rule 424(b) (“Rule 424(b)”) of the Securities Act Regulations. The information included in such prospectus that was omitted from such registration statement at the time it became effective but that is deemed to be part of such registration statement at the time it became effective pursuant to Rule 430A(b) is herein called the “Rule 430A Information.” Such registration statement, including the amendments thereto, the exhibits thereto and any schedules thereto, at the time it became effective, and including the Rule 430A Information, is herein called the “Registration Statement.” Any registration statement filed pursuant to Rule 462(b) of the Securities Act Regulations is herein called the “Rule 462(b) Registration Statement” and, after such filing, the term “Registration Statement” shall include the Rule 462(b) Registration Statement. Each prospectus used prior to the effectiveness of the Registration Statement, and each prospectus that omitted the Rule 430A Information that was used after such effectiveness and prior to the execution and delivery of this Agreement is herein called a “preliminary prospectus.” The final prospectus, in the form first furnished to the Underwriters for use in connection with the offering of the Units, is herein called the “Prospectus.” For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system or any successor system (“EDGAR”)

For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act, “Time of Sale Prospectus” means the preliminary prospectus together with the documents and pricing information set forth in Schedule II hereto, and “broadly available road show” means a “bona fide electronic road show” as defined in Rule 433(h)(5) under the Securities Act that has been made available without restriction to any person. As used herein, the terms “Registration Statement,” “preliminary prospectus,” “Time of Sale Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein as of the date hereof.

UBS Financial Services Inc. has agreed to reserve a portion of the Units to be purchased by it under this Agreement for sale to the directors and executive officers of the General Partner and certain other employees and business associates and other parties related to the PBF Entities and their subsidiaries who have expressed an interest in purchasing Common Units in the offering (collectively, “Participants”), as set forth in the Prospectus under the heading “Underwriters” (the “Directed Unit Program”). The Units to be sold by UBS Financial Services Inc. and its affiliates pursuant to the Directed Unit Program are referred to hereinafter as the “Directed Units.” Any Directed Units not orally confirmed for purchase by any Participant by the end of the business day on which this Agreement is executed will be offered to the public by the Underwriters as set forth in the Prospectus.

1. Representations and Warranties of the PBF Parties. The PBF Parties, jointly and severally, represent and warrant to and agree with each of the Underwriters that:

(a) The Registration Statement has become effective; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or, to the PBF Parties’ knowledge, threatened by the Commission. The Partnership has complied with each request (if any) from the Commission for additional information.

(b) (i) The Registration Statement, when it became effective, did not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Registration Statement and the Prospectus comply and, as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder, (iii) the Time of Sale Prospectus does not, and at the time of each sale of the Units in connection with the offering when the Prospectus is not yet available to prospective purchasers and at the Closing Date (as defined in Section 4) and any Option Closing Date (as defined in Section 2), the Time of Sale Prospectus, as then amended or supplemented by the Partnership, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iv) each broadly available road show, if any, when considered together with the Time of Sale Prospectus, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (v) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Registration Statement, the Time of Sale Prospectus or the Prospectus based upon information relating to any Underwriter furnished to the Partnership in writing by such Underwriter through you expressly for use therein, it being understood and agreed that the only such information consists of the information described as such in Section 9(b).

(c) The Partnership is not an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433 under the Securities Act. Any free writing prospectus that the Partnership is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Partnership has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or on behalf of or used or referred to by the Partnership complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Except for the free writing prospectuses, if any, identified in Schedule II hereto, and electronic road shows, if any, each furnished to you before first use, the Partnership has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any free writing prospectus.

(d) Each PBF Entity has been duly incorporated or formed, is validly existing as a corporation, limited partnership or limited liability company in good standing under the laws of the jurisdiction of its incorporation or formation, has the corporate, limited partnership or limited liability company power and authority necessary to own, lease and operate its property and to conduct its business as described in the Time of Sale Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, individually or in the aggregate, result in a material adverse effect on the condition (financial or otherwise), results of operations, business or properties of the Partnership Entities and their subsidiaries, taken as a whole (“Material Adverse Effect”).

(e) Each subsidiary of the Partnership has been duly organized, is validly existing as a corporation or limited liability company in good standing under the laws of the jurisdiction of its incorporation or formation, has the entity power and authority necessary to own, lease and operate its property and to conduct its business as described in the Time of Sale Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, individually or in the aggregate, result in a Material Adverse Effect; all of the issued shares of capital stock or other ownership interests of each subsidiary of the Partnership have been duly authorized and validly issued in accordance with the respective bylaws or limited liability company agreements of such subsidiaries (as the same may be amended or restated at or prior to the Closing Time, the “Operating Agreements”), and are fully paid (to the extent required by the Operating Agreements) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”) or the applicable provisions of the Delaware General Corporation Law (the “DGCL”), as applicable); and with the exception of restrictions on transferability in the Operating Agreements or as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus, the Partnership owns such membership interests free and clear of all liens, encumbrances, equities or other claims.

(f) PBF Holding owns, and at the Closing Date and the Option Closing Date, PBF LLC will own, all of the issued and outstanding membership interests of the General Partner; all of such membership interests have been duly authorized and validly issued in accordance with the limited liability company agreement of the General Partner (as the same may be amended or restated at or prior to the Closing Time, the “GP LLC Agreement”), and are fully paid (to the extent required by the GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and with the exception of restrictions on transferability in the GP LLC Agreement or as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus, PBF LLC owns such membership interests free and clear of all liens, encumbrances, equities or other claims. At the Closing Date, and the Option Closing Date, after giving effect to the Transactions, PBF LLC will directly own 100% of the IDRs, and each of the limited partner interests represented thereby will be duly authorized and validly issued in accordance with the agreement of limited partnership of the Partnership (as the same may be amended and/or restated at or prior to the Closing Date, the “Partnership Agreement”), and will be fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Limited Partnership Act (the “Delaware LP Act”)) and PBF LLC will own the IDRs free and clear of all liens, encumbrances, equities or claims (except restrictions on transferability in the Partnership Agreement or as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus.

(g) At the Closing Date and the Option Closing Date, after giving effect to the Transactions, PBF LLC will directly own 2,136,553 Common Units and 15,886,553 Subordinated Units and such Units shall constitute all of the outstanding Sponsor Units. All of such Sponsor Units and the limited partner interests represented thereby will be duly authorized and validly issued in accordance with the Partnership Agreement, and will be fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act); except for restrictions on transferability contained in the Partnership Agreement or as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus, PBF LLC will directly own the Sponsor Units as described in this paragraph free and clear of all liens, encumbrances, equities or claims.

(h) As of the Closing Date, and the Option Closing Date, as applicable, the General Partner will be the sole general partner of the Partnership and will own a noneconomic general partner interest in the Partnership (the “GP Interest”). The GP Interest will be duly authorized and validly issued in accordance with the Partnership Agreement), and will be fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act); and the General Partner will own the GP Interest free and clear of all liens, encumbrances, equities or claims except restrictions on transferability in the Partnership Agreement or as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus.

(i) The General Partner has, and, as of the Closing Date and any Option Closing Date will have, all requisite power and authority to act as the general partner of the Partnership, in all material respects as described in the Registration Statement, the Time of Sale Prospectus and Prospectus.

(j) [Reserved].

(k) At the Closing Date, after giving effect to the Transactions and the offering of the Initial Units and the Option Units as contemplated by this Agreement, the issued and outstanding partnership interests of the Partnership will consist of 15,886,553 Common Units and 15,886,553 Subordinated Units. Other than the Sponsor Units and the IDRs, the Units will be the only limited partner interests of the Partnership issued and outstanding at the Closing Date and the Option Closing Date.

(l) Other than its ownership of the GP Interest, the General Partner will not, at the Closing Date, and the Option Closing Date, as applicable, own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity. Other than the Partnership’s ownership of a 100% equity interest in Delaware City Terminaling Company, the Partnership will not, at the Closing Date, and the Option Closing Date, as applicable, own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

(m) This Agreement has been duly authorized, executed and delivered by each of the PBF Parties.

(n) At or before the Closing Date, each of the Operative Agreements will be duly authorized, executed and delivered by each of the applicable PBF Entities party thereto and, assuming due authorization by the other parties thereto, will be a valid and legally binding agreement of each of the applicable PBF Entities party thereto, enforceable against each of the PBF Entities party thereto in accordance with their terms; provided, that with respect to each of the Operative Agreements, the enforceability thereof may be limited by (A) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (B) public policy, any applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

(o) The Common Units outstanding prior to the issuance of the Units to be sold by the Partnership have been duly authorized and are validly issued in accordance with the Partnership Agreement, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

(p) Except as contained in the Partnership Agreement or described in the Registration Statement, the Time of Sale Prospectus and the Prospectus, there are no (i) preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any equity securities in the Partnership or (ii) outstanding options or warrants to purchase any securities of the Partnership. None of the outstanding equity interests of any Partnership Party were issued in violation of the preemptive or similar rights of any securityholder of such Partnership Party. Neither the filing of the Registration Statement nor the offering or sale of the Units as contemplated by this Agreement gives rise to any rights for or relating to the registration of Common Units or other securities of the Partnership, except such rights as have been waived or satisfied.

(q) The Units to be purchased by the Underwriters have been duly authorized for issuance and sale to the Underwriters pursuant to this Agreement and, when issued and delivered pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued and fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act). The Units, when issued and delivered in accordance with the terms of the Partnership Agreement and this Agreement against payment therefor as provided therein and herein, and the Sponsor Units and the IDRs, when issued and delivered in accordance with the terms of the Partnership Agreement, will conform, in all material respects, to the descriptions thereof contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus.

(r) None of (A) the offering, issuance or sale by the Partnership of the Units, (B) the execution, delivery and performance of this Agreement and the Operative Agreements by the PBF Entities that are parties hereto or thereto, as the case may be, (C) the consummation of the Transactions and any other transactions contemplated by this Agreement or the Operative Agreements or (D) the application of the proceeds as described under the caption “Use of Proceeds” in the Registration Statement, the Time of Sale Prospectus and the Prospectus will contravene (i) any provision of applicable law, (ii) the certificate of incorporation, by-laws, the certificate of formation, limited liability company agreement or partnership agreement, as applicable, of each PBF Entity, (iii) any agreement or any other instrument binding upon each PBF Entity or any of its respective subsidiaries that is material to such PBF Entity and its respective subsidiaries, taken as a whole, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over each PBF Entity or any of its respective subsidiaries, except in the case of clauses (i), (iii) and (iv) as would not, individually or in the aggregate, be expected to result in a Material Adverse Effect. No consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by each PBF Entity of its obligations under this Agreement and the Operative Agreements to which it is a party, except (i) the order of the Commission declaring effective the Registration Statement, (ii) as have been obtained or made (or will be prior to the Closing Date) by such PBF Entity, (iii) such as have been already obtained, or as may be required under (A) the securities or Blue Sky laws of the various states, (B) the Securities Act and the Securities Act Regulations, (C) the NYSE, (D) the Financial Industry Regulatory Authority, Inc. (“FINRA”) in connection with the offer and sale of the Units or (E) the laws and regulations of jurisdictions outside the United States in which the Directed Units were offered, (iv) as disclosed in the Time of Sale Prospectus and (v) such consents, approvals, authorizations, orders, registrations and filings the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on the ability of the Partnership to consummate the transactions contemplated by this Agreement and the Operative Agreements to which it is a party.

(s) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Partnership Entities and their respective subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus.

(t) Each preliminary prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.

(u) None of the Partnership Entities is, and after giving effect to the offering and sale of the Units and the application of the proceeds thereof as described in the Prospectus will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(v) Except as disclosed in the Time of Sale Prospectus and the Prospectus, (a)(i) none of the PBF Entities or any of their respective subsidiaries is in violation of, or has any liability under, any applicable federal, state, local or non-U.S. statute, law, rule, regulation, ordinance, code, other requirement or rule of law (including common law), or decision or order of any domestic or foreign governmental agency, governmental body or court, relating to pollution, to the use, handling, transportation, treatment, storage or Release or threat of Release of Hazardous Materials, to the protection or restoration of the Environment, to health and safety including as such relates to exposure to Hazardous Materials (collectively, “Environmental Laws”), (ii) none of the PBF Entities or any of their respective subsidiaries owns, occupies, operates or uses any property that to its knowledge requires any response or other corrective action pursuant to any Environmental Law, (iii) none of the PBF Entities or any of their respective subsidiaries is conducting or funding any investigation, response or other corrective action or monitoring of actual or suspected Hazardous Materials at any site or facility, nor is any of them a party to any order, judgment, decree, contract or agreement which imposes any obligation or liability on any of them under any Environmental Law, (iv) none of the PBF Entities or any of their respective subsidiaries is liable or allegedly liable for any release or, to its knowledge, threatened Release of Hazardous Materials, including at any off-site treatment, storage or disposal site, (v) none of the PBF Entities or any of their respective subsidiaries has received written notice of any claim, action, suit, investigation or proceeding by any governmental agency or governmental body or person relating to Environmental Laws or Hazardous Materials which is pending, or to their knowledge is any such claim, action, suit, investigation or proceeding threatened, and (vi) the PBF Entities and their respective subsidiaries have received and are in compliance with all, and have no liability under any, permits, licenses, authorizations, identification numbers or other approvals required under applicable Environmental Laws to conduct their respective businesses, except in each case covered by clauses (i)—(vi) such as would not individually or in the aggregate have a Material Adverse Effect and (b) to the knowledge of the PBF Parties, there are no past or present actions, conditions or occurrences, including the Release or threat of Release of Hazardous Materials that would reasonably be expected to result in a violation of or liability under any Environmental Law that would have a Material Adverse Effect. For purposes of this subsection “Hazardous Materials” means (A) petroleum and petroleum products, by-products or breakdown products, natural gas and natural gas liquids, coal ash, radioactive materials, asbestos and asbestos-containing materials, polychlorinated biphenyls and mold, and (B) any other chemical, material, substance, waste, pollutant or contaminant in any form regulated under Environmental Laws; “Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection, or leaching into the Environment, or into, from or through any building, structure or facility; “Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface or subsurface strata, and natural resources such as wetlands, flora and fauna.

(w) Except as disclosed in the Time of Sale Prospectus and the Prospectus, (i) there are no contracts, agreements or understandings between any of the PBF Parties and any person granting such person the right to require any of the Partnership Parties to file a registration statement under the Securities Act with respect to any securities of any of the Partnership Parties or to require the Partnership Parties to include such securities with the Units registered pursuant to the Registration Statement (“Registration Rights”), and (ii) any person to whom any of the PBF Parties has granted Registration Rights and who has the right to exercise such rights prior to the expiration of the Lock-Up Period (as defined below) has agreed not to exercise such rights until after expiration of the Lock-Up Period.

(x) The operations of the PBF Entities and their respective subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the PBF Entities and their respective subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the PBF Entities or any of their respective subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the PBF Parties, threatened.

(y) (i) None of the PBF Entities or any of their respective subsidiaries, or any director, officer, or employee thereof, or, to the PBF Parties’ knowledge, any agent, affiliate or representative of the PBF Parties or any of their respective subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is (A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor (B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, Libya, North Korea, Sudan and Syria).

(ii) None of the PBF Entities will, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or (B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(z) For the past 5 years, the PBF Entities and their respective subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(aa) None of the PBF Entities or any of their respective subsidiaries, affiliates, directors, officers, or employees, or to the PBF Parties’ knowledge, agents or representatives of the PBF Entities or any of their respective subsidiaries, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage and the PBF Entities and their respective subsidiaries and affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(bb) Except as disclosed in the Time of Sale Prospectus and the Prospectus, subsequent to the respective dates as of which information is given in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus, (i) the Partnership Entities and their respective subsidiaries taken as a whole have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction; (ii) none of the Partnership Entities has purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends; and (iii) there has not been any material change in the capital stock, short-term debt or long-term debt of the Partnership Entities and their respective subsidiaries taken as a whole, except in each case as described in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus, respectively.

(cc) Except as disclosed in the Time of Sale Prospectus and the Prospectus, the Partnership Entities and their respective subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free and clear of all liens, charges, encumbrances and defects, except for such liens, charges, encumbrances and defects (i) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) as would not materially adversely affect the value thereof or materially interfere with the use made or to be made thereof by them; and except as disclosed in the Time of Sale Prospectus and the Prospectus, the Partnership Entities and their respective subsidiaries hold any material leased real or personal property under valid and enforceable leases, with such exceptions that would not materially adversely interfere with the use made or to be made thereof by them.

(dd) The Partnership Entities and their respective subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them or presently employed by them, except where the failure to own or possess such rights would not result, individually or in the aggregate, in a Material Adverse Effect, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Partnership Entities or any of their respective subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(ee) No labor dispute with the employees of the PBF Entities or any of their respective subsidiaries exists or, to the knowledge of the PBF Parties, is imminent that would have a Material Adverse Effect.

(ff) Except as described in the Time of Sale Prospectus, the Partnership Entities and each of their respective subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; none of the Partnership Entities or any of their respective subsidiaries has been refused any insurance coverage sought or applied for which refusal would reasonably be expected to have a Material Adverse Effect; and none of the Partnership Entities or any of their respective subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as described in the Time of Sale Prospectus.

(gg) The Partnership Entities and their respective subsidiaries possess, and are in compliance with the terms of, all certificates, authorizations, franchises, licenses and permits (“Licenses”) necessary or material to the conduct of the business described in the Time of Sale Prospectus, except where the failure to possess or be in compliance with the same would not, individually or in the aggregate result in a Material Adverse Effect, and have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Partnership Entities or any of their respective subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(hh) The Partnership Entities and their respective subsidiaries maintain a system of accounting controls that are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as applied in the United States and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Partnership has not reported to the Board of Directors of the General Partner fraud involving management or other employees who have a significant role in accounting controls that would have a Material Adverse Effect.

(ii) Except as set forth in the Time of Sale Prospectus and the Prospectus, none of the Partnership Entities or any of their respective subsidiaries is reviewing or investigating, and none of the Partnership Entities’ independent auditors or internal auditors have recommended that the Partnership Entities review or investigate, (i) any matter which could result in a restatement of the Partnership Entities’ financial statements for any annual or interim period presented in the Time of Sale Prospectus and the Prospectus; or (ii) any fraud involving management or other employees who have a significant role in the system of internal controls maintained by the Partnership Entities and their respective subsidiaries. Except as set forth in the Time of Sale Prospectus and the Prospectus, none of the Partnership Entities’ independent auditors nor their respective internal auditors have recommended that any of the Partnership Entities, as applicable, review or investigate adding to, deleting, changing the application of, or changing such Partnership Entities’, as applicable, disclosure with respect to, any of the Partnership Entities’, as applicable, material accounting policies.

(jj) Except as described in the Time of Sale Prospectus, the PBF Parties have not sold, issued or distributed any Common Units during the six-month period preceding the date hereof, including any sales pursuant to Rule 144A under, or Regulation D or S of, the Securities Act, other than securities issued pursuant to employee benefit plans, equity incentive plans or other employee compensation plans or pursuant to outstanding options, rights or warrants.

(kk) The Registration Statement, the Prospectus, the Time of Sale Prospectus and any preliminary prospectus comply, and any amendments or supplements thereto will comply, with any applicable laws or regulations of foreign jurisdictions in which the Prospectus, the Time of Sale Prospectus or any preliminary prospectus, as amended or supplemented, if applicable, are distributed in connection with the Directed Unit Program.

(ll) No consent, approval, authorization or order of, or qualification with, any governmental body or agency, other than those obtained, is required in connection with the offering of the Directed Units in any jurisdiction where the Directed Units are being offered.

(mm) None of the Directed Units distributed in connection with the Directed Unit Program will be offered or sold outside of the United States.

(nn) The Partnership has not offered, or caused UBS Financial Services Inc. or any UBS Entity as defined in Section 10 to offer, Units to any person to the Directed Unit Program with the specific intent to unlawfully influence (i) a customer or supplier of the Partnership to alter the customer’s or supplier’s level or type of business with the Partnership, or (ii) a trade journalist or publication to write or publish favorable information about the Partnership or its products.

(oo) Except as will not, individually or in the aggregate, result in a Material Adverse Effect, each of the Partnership Entities and each of their respective subsidiaries (each, a “Taxpayer”) has (A) timely filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof or have properly requested extensions thereof, and (B) paid all federal, state, local and foreign taxes (including any related interest, additions to tax and penalties) required to be paid by it, including in its capacity as a withholding agent, except as may be being contested in good faith. Each Taxpayer has made adequate charges, accruals and reserves in accordance with GAAP in the most recent financial statements referred to in paragraph (oo) below in respect of all material federal, state, local and foreign taxes for all periods as to which the tax liability of such Taxpayer has not been finally determined. There is no tax deficiency that has been, or could reasonably be expected to be, asserted against any Taxpayer or any of its properties or assets that will, individually or in the aggregate, result in a Material Adverse Effect, except those that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(pp) Any third-party statistical and market-related data included in Time of Sale Prospectus or the Prospectus are based on or derived from sources that the Partnership Parties believe to be reliable and accurate in all material respects.

(qq) Except as disclosed in the Time of Sale Prospectus and the Prospectus, there are no pending actions, suits or proceedings (including any inquiries or, to the knowledge of the PBF Parties, investigations by any court or governmental agency or body, domestic or foreign) against or affecting the PBF Entities, any of their respective subsidiaries or any of their respective properties that, if determined adversely to the PBF Parties or any of their respective subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of any of the PBF Parties to perform its obligations under this Agreement and the Operative Agreements to which it is a party and that are not covered by an indemnity from a prior owner of the PBF Parties’ or their respective subsidiaries’ assets; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are threatened or, to the PBF Parties’ knowledge, contemplated.

(rr) The financial statements included in the Time of Sale Prospectus present fairly in all material respects the financial position of each of the Predecessor (as defined in the Registration Statement) and the Partnership as of the dates shown and their results of operations and cash flows for the periods shown, and, except as otherwise disclosed in the Time of Sale Prospectus, such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis; and the assumptions used in preparing the pro forma financial statements included in the Time of Sale Prospectus provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts.

(ss) Other than with respect to items that would not reasonably be expected to have a Material Adverse Effect, (i) the PBF Entities and their respective subsidiaries and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974 (as amended, “ERISA,” which term, as used herein, includes the regulations and published interpretations thereunder) established or maintained by the PBF Entities, their respective subsidiaries or their ERISA Affiliates (as defined below) are in compliance with ERISA; (ii) to the knowledge of the PBF Parties, each “multiemployer plan” (as defined in Section 4001 of ERISA), if any, to which the PBF Parties, their respective subsidiaries or an ERISA Affiliate contributes (a “Multiemployer Plan”)

is in compliance with ERISA; (iii) no “reportable event” (as defined under Section 4043 of ERISA) for which notice has not been waived, has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by any of PBF Entities, their respective subsidiaries or their ERISA Affiliates would have any material liability; (iv) no failure to satisfy the minimum funding standard under Section 412 of the Code, whether or not waived, has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the PBF Entities, their respective subsidiaries or any of their ERISA Affiliates; (v) no “single employer plan” (as defined in Section 4001 of ERISA) established or maintained by the PBF Entities, their respective subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA); (vi) none of the PBF Entities, their respective subsidiaries or any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (A) Title IV of ERISA (including any liability under Section 4062(e) of ERISA) with respect to termination of, or withdrawal from, any “employee benefit plan” or (B) Section 412, 4971, 4975 or 4980B of the Code; and (vii) each “employee benefit plan” established or maintained by the PBF Entities, their respective subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification. “ERISA Affiliate” means, with respect to the PBF Entities or any subsidiary, any member of any group of organizations described in Section 414 of the Internal Revenue Code of 1986 (as amended, the “Code,” which term, as used herein, includes the regulations and published interpretations thereunder) of which the PBF Entities or such subsidiary is a member.

(tt) The Contribution Agreement is in a form legally sufficient to transfer or convey to the Partnership Entities thereunder all of the right, title and interest of the transferor stated therein and to the ownership interests, assets and rights purported to be transferred thereby, as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus, subject to the conditions, reservations, encumbrances and limitations described in the Contribution Agreement. Upon execution and delivery of the Contribution Agreement, the Partnership Entities will succeed in all material respects to the business, assets, properties, liabilities and operations reflected by the pro forma combined financial statements of the Partnership.

(uu) From the time of initial confidential submission of the Registration Statement to the Commission (or, if earlier, the first date on which the Partnership engaged directly or through any person authorized to act on its behalf in any Testing-the-Waters Communication) through the date hereof, the Partnership has been and is an “emerging growth company,” as defined in Section 2(a) of the Securities Act (an “Emerging Growth Company”). “Testing-the-Waters Communication” means any oral or written communication with potential investors undertaken in reliance on Section 5(d) of the Securities Act.

(vv) The PBF Entities (i) have not alone engaged in any Testing-the-Waters Communication and (ii) have not authorized anyone other than the Representatives to engage in Testing-the-Waters Communications. The Partnership has not distributed any Written Testing-the-Waters Communications. “Written Testing-the-Waters Communication” means any Testing-the-Waters Communication that is a written communication within the meaning of Rule 405 under the Securities Act.

(ww) To the knowledge of the PBF Parties, there are no affiliations or associations between (i) any member of FINRA and (ii) the General Partners’ officers or directors or 5% or greater security holders, except as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus.

(xx) The Units have been approved to be listed on the New York Stock Exchange (“NYSE”), subject only to official notice of issuance.

Any certificate signed by any officer of the General Partner and delivered to the Representatives or counsel for the Underwriters in connection with the offering of the Units shall be deemed a representation and warranty by the General Partner to the Underwriters, as to matters covered thereby, to each Underwriter.

2. Agreements to Sell and Purchase. The Partnership hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Partnership, at a purchase price of $21.62 per unit (the “Purchase Price”), the respective number of Initial Units set forth in Schedule I hereto opposite the name of such Underwriter.

On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Partnership agrees to sell to the Underwriters the Option Units, and the Underwriters shall have the right to purchase, severally and not jointly, up to 2,062,500 Option Units at the Purchase Price, provided, however, that the amount paid by the Underwriters for any Option Units shall be reduced by an amount per share equal to any distributions declared by the Partnership and payable on the Initial Units but not payable on such Option Units. You may exercise this right on behalf of the Underwriters in whole or from time to time in part by giving written notice not later than 30 days after the date of this Agreement. Any exercise notice shall specify the number of Option Units to be purchased by the Underwriters and the date on which such securities are to be purchased. Each purchase date must be at least one business day after the written notice is given and may not be earlier than the closing date for the Initial Units nor later than ten business days after the date of such notice. Option Units may be purchased as provided in Section 4 hereof solely for the purpose of covering over-allotments made in connection with the offering of the Initial Units. On each day, if any, that Option Units are to be purchased (an “Option Closing Date”), each Underwriter agrees, severally and not jointly, to purchase the number of Option Units (subject to such adjustments to eliminate fractional Common Units as you may determine) that bears the same proportion to the total number of Option Units to be purchased on such Option Closing Date as the number of Initial Units set forth in Schedule I hereto opposite the name of such Underwriter bears to the total number of Initial Units.

The PBF Parties hereby agree that, without the prior written consent of Barclays and UBS, on behalf of the Underwriters, it will not, during the period ending 180 days after the date of the Prospectus (the “Lock-up Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, Common Units or any other securities so owned convertible into or exercisable or exchangeable for Common Units, (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Units, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Units or such other securities, in cash or otherwise, or (3) file any registration statement with the Commission relating to the offering of Common Units or any securities convertible into or exercisable or exchangeable for Common Units.

The restrictions contained in the preceding paragraph shall not apply to (a) the Units to be sold hereunder, (b) the issuance by the Partnership of Common Units upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof of which the Underwriters have been advised in writing or to the extent disclosed in the Time of Sale Prospectus, (c) the issuance by the Partnership of options or other stock-based compensation pursuant to equity compensation plans described in the Time of Sale Prospectus; provided that any recipients thereof enter into lock-up agreements with the Underwriters in the form of Exhibit A hereto with respect to the remaining 180-day restricted period or any extension thereof or, in the case of the issuance of options or phantom awards, such options or phantom awards, as applicable, do not become exercisable or vested during the 180-day restricted period or any extension thereof, (d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the transfer of Common Units, provided that (i) such plan does not provide for the transfer of Common Units during the 180-day restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by the Partnership regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Units may be made under such plan during the 180-day restricted period, (e) as consideration for bona fide acquisitions, the issuance by the Partnership of up to an aggregate 10% of the Common Units (as adjusted for unit splits, unit dividends and other similar events after the date hereof) issued and outstanding as of the date of such acquisition agreement, provided that in the case of this clause (e), upon of receipt of securities, each recipient of such securities issued pursuant thereto shall sign and deliver a lock-up agreement in the form attached hereto as Exhibit A with respect to the remaining 180-day restricted period or any extension thereof, and the filing of a registration statement with respect thereto or (f) the filing of one or more registration statements on Form S-8 with the Commission with respect to Common Units issued or issuable under any equity compensation plan.

If Barclays and UBS, together in their sole discretion, agree to release or waive the restrictions set forth in a lock-up letter described in Section 5(f) hereof for an officer or director of the Partnership and provides the Partnership with notice of the impending release or waiver at least three business days before the effective date of the release or waiver, the Partnership agrees to announce the impending release or waiver by a press release substantially in the form of Exhibit C hereto through a major news service at least two business days before the effective date of the release or waiver.

3. Terms of Public Offering. The Partnership is advised by you that the Underwriters propose to make a public offering of their respective portions of the Units as soon after the Registration Statement and this Agreement have become effective as in your judgment is advisable. The Partnership is further advised by you that the Units are to be offered to the public initially at $23.00 per unit (the “Public Offering Price”) and to certain dealers selected by you at a price that represents a concession not in excess of $0.83 per unit under the Public Offering Price.

4. Payment and Delivery. Payment for the Initial Units to be sold by the Partnership shall be made to the Partnership in Federal or other funds immediately available in New York City against delivery of such Initial Units for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on May 14, 2014, or at such other time on the same or such other date, not later than May 21, 2014 as shall be designated in writing by you. The time and date of such payment are hereinafter referred to as the “Closing Date.”

Payment for any Option Units shall be made to the Partnership in Federal or other funds immediately available in New York City against delivery of such Option Units for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on the date specified in the corresponding notice described in Section 2 or at such other time on the same or on such other date, in any event not later than June 20, 2014, as shall be designated in writing by you.

The Initial Units and Option Units shall be registered in such names and in such denominations as you shall request in writing not later than one full business day prior to the Closing Date or the applicable Option Closing Date, as the case may be. The Initial Units and Option Units shall be delivered to you on the Closing Date or an Option Closing Date, as the case may be, for the respective accounts of the several Underwriters. The Purchase Price payable by the Underwriters shall be reduced by (i) any transfer taxes paid by, or on behalf of, the Underwriters in connection with the transfer of the Units to the Underwriters duly paid and (ii) any withholding required by law.

5. Conditions to the Underwriters’ Obligations. The obligations of the Partnership to sell the Units to the Underwriters and the several obligations of the Underwriters to purchase and pay for the Units on the Closing Date are subject to the condition that the Registration Statement shall have become effective not later than 8:30 a.m. (New York City time) on the date hereof.

The several obligations of the Underwriters are subject to the accuracy of the representations and warranties of the PBF Parties contained herein or in certificates of any officer of the PBF Parties or any of its subsidiaries delivered pursuant to the provisions hereof, to the performance by the PBF Parties of its covenants and other obligations hereunder, and to the following further conditions:

(a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i) there shall not have occurred any downgrading, nor shall any public notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the securities of the PBF Parties or any of their respective subsidiaries by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act; and

(ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Partnership Entities and their respective subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Units on the terms and in the manner contemplated in the Time of Sale Prospectus.

(b) The Underwriters shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of each PBF Party, on behalf of the applicable PBF Party, to the effect set forth in Section 5(a)(i) above and to the effect that the representations and warranties of the PBF Parties contained in this Agreement are true and correct as of the Closing Date and that the PBF Parties have complied in all material respects with all of the agreements and satisfied all of the conditions on their part to be performed or satisfied hereunder on or before the Closing Date.

The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c) The Underwriters shall have received on the Closing Date an opinion and/or negative assurance letter, as applicable, of Vinson & Elkins LLP, outside counsel for the PBF Entities, dated the Closing Date, in form and substance reasonably satisfactory to the Underwriters.

(d) The Underwriters shall have received on the Closing Date an opinion of Cahill Gordon & Reindel LLP, counsel for the Underwriters, dated the Closing Date, with respect to such matters as the Underwriters may require.

(e) The Underwriters shall have received, on each of the date hereof and the Closing Date, a letter dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, from Deloitte & Touche LLP, an independent registered public accounting firm with respect to the Predecessor and the Partnership, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.

(f) The “lock-up” agreements, each substantially in the form of Exhibit A hereto, between you and certain shareholders, officers and directors of the Partnership and/or the General Partner relating to sales and certain other dispositions of Common Units or certain other securities, delivered to you on or before the date hereof, shall be in full force and effect on the Closing Date.

(g) The Units to be delivered on such Closing Date will have been approved for listing on the NYSE, subject to official notice of issuance.

(h) The PBF Parties shall have furnished to the Representatives evidence reasonably satisfactory to the Representatives that each of the Transactions shall have occurred or will occur as of the Closing Date, including the closing of each of the new credit facilities pursuant to the New Credit Agreements, in each case as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus without material modification, change or waiver (excluding the waiver of any condition precedent to initial funding by the administrative agent and/or lenders under the New Credit Agreements), except for such material modifications, changes or waivers as have been specifically identified to the Representatives and which, in the judgment of the Representatives, do not make it impracticable or inadvisable to proceed with the offering and delivery of the Units on the Closing Date on the terms and in the manner contemplated in the Registration Statement, the Time of Sale Prospectus and the Prospectus.

(i) FINRA has confirmed that it has not raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements relating to the offering of the Units.

The several obligations of the Underwriters to purchase Option Units hereunder are subject to the delivery to you on the applicable Option Closing Date of such documents as you may reasonably request with respect to the good standing of the PBF Parties, the due authorization and issuance of the Option Units to be sold on such Option Closing Date and other matters related to the issuance of such Option Units.

6. Covenants of the Partnership Parties. The Partnership Parties covenant with each Underwriter as follows:

(a) To furnish to you, without charge, five signed copies of the Registration Statement (including exhibits thereto) and for delivery to each other Underwriter a conformed copy of the Registration Statement (without exhibits thereto) and to furnish to you in New York City, without charge, prior to 10:00 a.m. New York City time on the business day next succeeding the date of this Agreement and during the period mentioned in Section 6(e) or 6(f) below, as many copies of the Time of Sale Prospectus, the Prospectus and any supplements and amendments thereto or to the Registration Statement as you may reasonably request.

(b) Before amending or supplementing the Registration Statement, the Time of Sale Prospectus or the Prospectus, to furnish to you a copy of each such proposed amendment or supplement and not to file any such proposed amendment or supplement to which you reasonably object, and to file with the Commission within the applicable period specified in Rule 424(b) under the Securities Act any prospectus required to be filed pursuant to such Rule.

(c) To furnish to you a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Partnership and not to use or refer to any proposed free writing prospectus to which you reasonably object.

(d) Not to take any action that would result in an Underwriter or the Partnership being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of the Underwriter that the Underwriter otherwise would not have been required to file thereunder.

(e) If the Time of Sale Prospectus is being used to solicit offers to buy the Units at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the Time of Sale Prospectus so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances when the Time of Sale Prospectus is delivered to a prospective purchaser, be misleading or so that the Time of Sale Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.

(f) If, during such period after the first date of the public offering of the Units as in the opinion of counsel for the Underwriters the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is required by law to be delivered in connection with sales by an Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to the dealers (whose names and addresses you will furnish to the Partnership) to which Units may have been sold by you on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.

(g) To endeavor to qualify the Units for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request; provided that in no event shall the Partnership be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits or taxation in any jurisdiction where it is not so subject.

(h) To make generally available to the Partnership’s security holders and to you as soon as practicable an earnings statement covering a period of at least twelve months beginning with the first fiscal quarter of the Partnership occurring after the date of this Agreement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.

(i) To comply with all applicable securities and other laws, rules and regulations in each jurisdiction in which the Directed Units are offered in connection with the Directed Unit Program.

(j) The Partnership will promptly notify the Representatives if the Partnership ceases to be an Emerging Growth Company at any time prior to the later of (a) completion of the distribution of the Units within the meaning of the Securities Act and (b) expiration of the Lock-Up Period.

7. Expenses. Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Partnership agrees to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Partnership’s counsel, the Partnership’s accountants and all other fees or expenses in connection with the preparation and filing of the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any free writing prospectus prepared by or on behalf of, used by, or referred to by the Partnership and amendments and supplements to any of the foregoing, including all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriters and dealers, in the quantities hereinabove specified, (ii) all costs and expenses related to the transfer and delivery of the Units to the Underwriters, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or Legal Investment memorandum in connection with the offer and sale of the Units under state securities laws and all expenses in connection with the qualification of the Units for offer and sale under state securities laws as provided in Section 6(g) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky or Legal Investment memorandum, (iv) all fees and expenses in connection with the preparation and filing of the registration statement on Form 8-A relating to the Common Units and all costs and expenses incident to listing the Units on the NYSE, (v) the cost of printing certificates representing the Units, (vi) the costs and charges of any transfer agent, registrar or depositary, (vii) the document production charges and expenses associated with printing this Agreement, (viii) all fees and disbursements of counsel incurred by the Underwriters in connection with the Directed Unit Program and stamp duties, similar taxes or duties or other taxes, if any, incurred by the Underwriters in connection with the Directed Unit Program and (ix) all other costs and expenses incident to the performance of the obligations of the PBF Parties hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 9 entitled “Indemnity and Contribution,” Section 10 entitled “Directed Unit Program Indemnification” and the last paragraph of Section 12 below, the Underwriters will pay all of their own costs and expenses, including fees and disbursements of their counsel, road show expenses, transfer taxes payable on resale of any of the Units by them and any advertising expenses connected with any offers they may make and other expenses incurred by the Underwriters on their own behalf in connection with presentations to prospective purchasers of the Units.

The provisions of this Section shall not supersede or otherwise affect any agreement that any of the PBF Entities may otherwise have for the allocation of such expenses among themselves.

8. Covenants of the Underwriters. Each Underwriter severally covenants with the Partnership not to take any action that would result in the Partnership being required to file with the Commission under Rule 433(d) a free writing prospectus prepared by or on behalf of such Underwriter that otherwise would not be required to be filed by the Partnership thereunder, but for the action of the Underwriter.

9. Indemnity and Contribution.

(a) The PBF Parties, jointly and severally, agree to indemnify and hold harmless each Underwriter, each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, each affiliate of any Underwriter within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) and each selling agent of any Underwriter caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus or any amendment or supplement thereto, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act, any Partnership information that the Partnership has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, any “road show” as defined in Rule 433(h) under the Securities Act (a “road show”), or the Prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Underwriter furnished to the PBF Parties in writing by such Underwriter through you expressly for use therein, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below.

(b) Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the PBF Parties, the directors of the General Partner, the officers of the General Partner who sign the Registration Statement and each person, if any, who controls the Partnership within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus or any amendment or supplement thereto, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act, any Partnership information that the Partnership has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, any road show or the Prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with reference to information relating to such Underwriter furnished to the PBF Parties in writing by such Underwriter through you expressly for use in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus, road show, or the Prospectus or any amendment or supplement thereto; provided that, with respect to the preceding clause, the PBF Parties acknowledge that the only information furnished in writing by or on behalf of the Underwriters through the Representatives expressly for use in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus, road show, or the Prospectus or any amendment or supplement thereto is the information set forth on the cover page of the Prospectus regarding delivery of Units, the list of Underwriters and their respective participation in the sale of the Units, the third paragraph under the heading “Underwriting—Commissions and Expenses,” the information under the heading “Discretionary Sales” and the second and third paragraphs under the heading “Underwriting—Stabilization, Short Positions and Penalty Bids”

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 9(a) or 9(b) such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing (but the failure to so notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced by such failure (through the forfeiture of substantive rights and defenses)) and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for (i) the fees and expenses of more than one separate firm (in addition to any local counsel) for all Underwriters and all persons, if any, who control any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act or who are affiliates of any Underwriter within the meaning of Rule 405 under the Securities Act and (ii) the fees and expenses of more than one separate firm (in addition to any local counsel) for the PBF Parties, the General Partner’s directors, its officers who sign the Registration Statement and each person, if any, who controls the Partnership within the meaning of either such Section. In the case of any such separate firm for the Underwriters and such control persons and affiliates of any Underwriters, such firm shall be designated in writing by Barclays. In the case of any such separate firm for the PBF Parties, and such directors, officers and control persons of the General Partner, such firm shall be designated in writing by the General Partner. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d) To the extent the indemnification provided for in Section 9(a) or 9(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Units or (ii) if the allocation provided by clause 9(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 9(d)(i) above but also the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the PBF Parties on the one hand and the Underwriters on the other hand in connection with the offering of the Units shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Units (before deducting expenses) received by the PBF Parties and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate Public Offering Price of the Units. The relative fault of the PBF Parties on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the PBF Parties or by the Underwriters (it being understood and agreed that the only such information by the Underwriters consists of the information described as such in subsection (b) above) and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters’ respective obligations to contribute pursuant to this Section 11 are several in proportion to the respective number of Units they have purchased hereunder, and not joint.

(e) The PBF Parties and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 9 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 9(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 9(e) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 9, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Units underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f) The indemnity and contribution provisions contained in this Section 9 and the representations, warranties and other statements of the PBF Parties contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter, any person controlling any Underwriter or any affiliate of any Underwriter, the PBF Parties or any person controlling the PBF Parties or their officers or directors and (iii) acceptance of and payment for any of the Units.

10. Directed Unit Program Indemnification.

(a) The PBF Parties agree to indemnify and hold harmless UBS Financial Services, Inc., each person, if any, who controls UBS Financial Services Inc. within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each affiliate of UBS Financial Services Inc. within the meaning of Rule 405 of the Securities Act (the “UBS Entities”) from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (i) caused by any untrue statement or alleged untrue statement of a material fact contained in any material prepared by or with the consent of the PBF Parties for distribution to Participants in connection with the Directed Unit Program or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) caused by the failure of any Participant to pay for and accept delivery of Directed Units that the Participant agreed to purchase; or (iii) related to, arising out of, or in connection with the Directed Unit Program, other than losses, claims, damages or liabilities (or expenses relating thereto) that are finally judicially determined to have resulted from the bad faith or gross negligence of the UBS Entities.

(b) In case any proceeding (including any governmental investigation) shall be instituted involving any UBS Entity in respect of which indemnity may be sought pursuant to Section 10(a), the UBS Entity seeking indemnity, shall promptly notify the PBF Parties in writing and the PBF Parties, upon request of the UBS Entity, shall retain counsel reasonably satisfactory to the UBS Entity to represent the UBS Entity and any others the PBF Parties may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any UBS Entity shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such UBS Entity unless (i) the PBF Parties shall have agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the PBF Parties and the UBS Entity and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The PBF Parties shall not, in respect of the legal expenses of the UBS Entities in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all UBS Entities. Any such separate firm for the UBS Entities shall be designated in writing by Barclays and UBS. The PBF Parties shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the PBF Parties agree to indemnify the UBS Entities from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an UBS Entity shall have requested the PBF Parties to reimburse it for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the PBF Parties agree that they shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the PBF Parties of the aforesaid request and (ii) the PBF Parties shall not have reimbursed the UBS Entity in accordance with such request prior to the date of such settlement. The PBF Parties shall not, without the prior written consent of Barclays and UBS, effect any settlement of any pending or threatened proceeding in respect of which any UBS Entity is or could have been a party and indemnity could have been sought hereunder by such UBS Entity, unless such settlement includes an unconditional release of the UBS Entities from all liability on claims that are the subject matter of such proceeding.

(c) To the extent the indemnification provided for in Section 10(a) is unavailable to an UBS Entity or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then the PBF Parties in lieu of indemnifying the UBS Entity thereunder, shall contribute to the amount paid or payable by the UBS Entity as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the PBF Parties on the one hand and the UBS Entities on the other hand from the offering of the Directed Units or (ii) if the allocation provided by clause 10(c)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 10(c)(i) above but also the relative fault of the PBF Parties on the one hand and of the UBS Entities on the other hand in connection with any statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the PBF Parties on the one hand and the UBS Entities on the other hand in connection with the offering of the Directed Units shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Directed Units (before deducting expenses) and the total underwriting discounts and commissions received by the UBS Entities for the Directed Units, bear to the aggregate Public Offering Price of the Directed Units. If the loss, claim, damage or liability is caused by an untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact, the relative fault of the PBF Parties on the one hand and the UBS Entities on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement or the omission or alleged omission relates to information supplied by the PBF

Parties or by the UBS Entities and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(d) The PBF Parties and the UBS Entities agree that it would not be just or equitable if contribution pursuant to this Section 10 were determined by pro rata allocation (even if the UBS Entities were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 10(c). The amount paid or payable by the UBS Entities as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by the UBS Entities in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 10, no UBS Entity shall be required to contribute any amount in excess of the amount by which the total price at which the Directed Units distributed to the public were offered to the public exceeds the amount of any damages that such UBS Entity has otherwise been required to pay. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 10 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(e) The indemnity and contribution provisions contained in this Section 10 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any UBS Entity or the PBF Parties, its officers or directors or any person controlling the PBF Parties and (iii) acceptance of and payment for any of the Directed Units.

11. Termination. The Underwriters may terminate this Agreement by notice given by you to the Partnership, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the NYSE, the American Stock Exchange, the NASDAQ Global Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Partnership shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States or other relevant jurisdiction shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in your judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Units on the terms and in the manner contemplated in the Time of Sale Prospectus or the Prospectus.

12. Effectiveness; Defaulting Underwriters. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date or an Option Closing Date, as the case may be, any one or more of the Underwriters shall fail or refuse to purchase Units that it has or they have agreed to purchase hereunder on such date, and the aggregate number of Units which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate number of Units to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the number of Initial Units set forth opposite their respective names in Schedule I bears to the aggregate number of Initial Units set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as you may specify, to purchase the Units which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the number of Units that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 12 by an amount in excess of one-ninth of such number of Units without the written consent of such Underwriter. If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Initial Units and the aggregate number of Initial Units with respect to which such default occurs is more than one-tenth of the aggregate number of Initial Units to be purchased on such date, and arrangements satisfactory to you and the Partnership for the purchase of such Initial Units are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Partnership. In any such case either you or the Partnership shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, in the Time of Sale Prospectus, in the Prospectus or in any other documents or arrangements may be effected. If, on an Option Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Option Units and the aggregate number of Option Units with respect to which such default occurs is more than one-tenth of the aggregate number of Option Units to be purchased on such Option Closing Date, the non-defaulting Underwriters shall have the option to (i) terminate their obligation hereunder to purchase the Option Units to be sold on such Option Closing Date or (ii) purchase not less than the number of Option Units that such non-defaulting Underwriters would have been obligated to purchase in the absence of such default. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

If this Agreement shall be terminated by the Underwriters, or any of them, because of any failure or refusal on the part of the PBF Parties to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the PBF Parties shall be unable to perform its obligations under this Agreement, the PBF Parties will reimburse the Underwriters or such Underwriters as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the reasonable fees and disbursements of their external counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.

13. Entire Agreement.

(a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Units, represents the entire agreement between the PBF Parties, on the one hand, and the Underwriters, on the other, with respect to the preparation of any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, the conduct of the offering, and the purchase and sale of the Units.

(b) The Partnership acknowledges that in connection with the offering of the Units: (i) the Underwriters have acted at arm’s length, are not agents of, and owe no fiduciary duties to, the Partnership or any other person, (ii) the Underwriters owe the Partnership only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, and (iii) the Underwriters may have interests that differ from those of the Partnership. The Partnership waives to the full extent permitted by applicable law any claims it may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the Units.

14. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

15. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

16. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

17. Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Underwriters shall be delivered, mailed or sent to you in care of Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, Fax: (646) 834-8133, Attention: Syndicate Registration, and UBS Securities LLC, 299 Park Avenue, New York, New York 10171, Attention: Syndicate Department; if to the Partnership shall be delivered, mailed or sent to 1 Sylvan Way, 2nd Floor, Parsippany, NJ 07054, Fax: (973) 455-7562, Attention: General Counsel, with copies to (i) Vinson & Elkins LLP, 666 Fifth Avenue, 26th Floor, New York, NY 10103, Fax: (917) 849-5367, Attention: Michael Swidler and (ii) Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, NY 10038, Fax: (212) 806-6006, Attention: Todd Lenson.

Very truly yours,

PBF LOGISTICS LP

By:	/s/ Jeffrey Dill
Name: Jeffrey Dill
Title: Secretary

PBF LOGISTICS GP LLC

By:	/s/ Jeffrey Dill
Name: Jeffrey Dill
Title: Secretary

PBF ENERGY INC.

By:	/s/ Jeffrey Dill
Name: Jeffrey Dill
Title: Secretary

PBF ENERGY COMPANY LLC

By:	/s/ Jeffrey Dill
Name: Jeffrey Dill
Title: Secretary

PBF HOLDING COMPANY LLC

By:	/s/ Jeffrey Dill
Name: Jeffrey Dill
Title: Secretary

Accepted as of the date hereof

Barclays Capital Inc.
UBS Securities LLC
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC

Acting severally on behalf of themselves and the several Underwriters named in Schedule I hereto

By:	BARCLAYS CAPITAL INC.

By:	/s/ Victoria Hale
Name: Victoria Hale
Title: Vice President

By:	UBS SECURITIES LLC

By:	/s/ John Nesland
Name: John Nesland
Title: Managing Director

By:	/s/ Noah Keys
Name: Noah Keys
Title: Executive Director

SCHEDULE I

Number of
Initial Units
Underwriter	To Be Purchased
Barclays Capital Inc.	3,254,148
UBS Securities LLC	3,162,437
Citigroup Global Markets Inc.	1,466,683
Credit Suisse Securities (USA) LLC	1,466,683
Deutsche Bank Securities Inc.	1,466,683
Morgan Stanley & Co. LLC	1,466,683
Wells Fargo Securities, LLC	1,466,683

Total:	13,750,000

I-1

SCHEDULE II

TIME OF SALE PROSPECTUS

1.	Preliminary Prospectus issued April 30, 2014.

II-1

EXHIBIT A

FORM OF LOCK-UP LETTER

____________, 20__

Barclays Capital Inc.

UBS Securities LLC

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

c/o	Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

c/o	UBS Securities LLC

299 Park Avenue

New York, NY 10171

Ladies and Gentlemen:

The undersigned understands that Barclays Capital Inc. (“Barclays”) and UBS Securities LLC (“UBS”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with PBF Logistics LP, a Delaware limited partnership (the “Partnership”), PBF Logistics GP LLC, a Delaware limited liability company (the “General Partner”), PBF Energy Inc., a Delaware corporation (“PBF Energy”) and PBF Energy Company LLC, a Delaware limited liability company (“PBF LLC”) and PBF Holding Company LLC, a Delaware limited liability company (“PBF Holding” and collectively with the Partnership, the General Partner, PBF Energy and PBF LLC, the “PBF Parties”), providing for the public offering (the “Public Offering”) by the several Underwriters, including Barclays and UBS (the “Underwriters”), of its common units representing limited partner interests in the Partnership (the “Common Units”).

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Barclays and UBS on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 180 days after the date of the final prospectus relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, Common Units beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Units or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Units, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Units or such other securities, in cash or otherwise. In addition, the undersigned agrees that, without the prior written consent of Barclays and UBS on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 180 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of Common Units or any security convertible into or exercisable or exchangeable for Common Units.

The foregoing paragraph shall not apply to:

(a) transactions relating to Common Units or other securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of Common Units, shall be required or shall be voluntarily made during the restricted period referred to in the foregoing paragraph in connection with subsequent sales of such Common Units or other securities;

(b) transfers of Common Units or any security convertible into or exchangeable or exercisable for Common Units (i) as a bona fide gift or for bona fide estate planning purposes, (ii) upon death or by will, testamentary document or intestate succession, (iii) to an immediate family member of the undersigned or to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (iv) not involving a change in beneficial ownership, or (v) if the undersigned is a trust, to any beneficiary of the undersigned or to the estate of any such beneficiary;

(c) distributions of Common Units or any security convertible into or exchangeable or exercisable for Common Units to any direct or indirect affiliates (within the meaning set forth in Rule 405 as promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”)), current or former partners (general or limited), members or managers of the undersigned, as applicable, or to the estates of any such partners, members or managers, provided that in the case of any transfer or distribution pursuant to clauses (b) or (c), (i) each transferee, donee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) no filing under Section 16(a) of the Exchange Act (other than a filing on Form 5), reporting a reduction in beneficial ownership of Common Units, shall be required or shall be voluntarily made during the restricted period referred to in the foregoing paragraph;

(d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Common Units or any security convertible into or exchangeable or exercisable for Common Units, provided that (i) such plan does not provide for the transfer of Common Units or any security convertible into or exchangeable or exercisable for Common Units during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Partnership regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Units may be made under such plan during the restricted period;

(e) the exercise by the undersigned of any outstanding warrants or the exercise or vesting of any equity awards pursuant to employee benefit plans or the sale of Common Units or any security convertible into or exchangeable or exercisable for Common Units underlying warrants or equity awards as part of the cashless exercise of, or for the payment of tax withholdings on, such securities, in each case in connection with equity awards disclosed in the Time of Sale Prospectus or warrants held by the undersigned as of the date of this agreement in accordance with their terms;

(f) the transfer of Common Units or any security convertible into or exercisable or exchangeable for Common Units that occurs by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement;

(g) any transfer of Common Units or any security convertible into or exercisable or exchangeable for Common Units to the PBF Parties, pursuant to agreements under which the PBF Parties have the option to repurchase such Units or a right of first refusal with respect to transfers of such Units; or

(h) in the event of undue hardship, any transfer of units after notice to, and with the prior written consent (not to be unreasonably withheld) of, Barclays and UBS.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Partnership’s transfer agent and registrar against the transfer of the undersigned’s Common Units except in compliance with the foregoing restrictions.

If the undersigned is an officer or director of the Partnership and the General Partner, the undersigned further agrees that the foregoing provisions shall be equally applicable to any issuer-directed Units the undersigned may purchase in the offering.

If the undersigned is an officer or director of the Partnership and the General Partner, (i) Barclays and UBS agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of any Common Units, Barclays and UBS will notify the Partnership of the impending release or waiver, and (ii) the Partnership has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by Barclays and UBS hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

The undersigned shall not engage in any transaction that may be restricted by this agreement during the 34-day period beginning on the last day of the initial 180-day restricted period unless the undersigned requests and receives prior written confirmation from the Partnership or Barclays or UBS that the restrictions imposed by this agreement have expired.

The undersigned understands that the Partnership and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

This agreement shall automatically terminate upon the earliest of: (i) June 30, 2014, if the Public Offering shall not have occurred on or before that date, (ii) the date that the Partnership advises Barclays and UBS, in writing, prior to the execution of the Underwriting Agreement, that it has determined not to proceed with the Public Offering, and (iii) termination of the Underwriting Agreement (other than the provisions thereof which survive termination) prior to the sale of any of the Units to the Underwriters.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the PBF Parties and the Underwriters.

Very truly yours,

(Name)

(Address)

EXHIBIT B

FORM OF WAIVER OF LOCK-UP

____________, 20__

[Name and Address of

Officer or Director

Requesting Waiver]

Dear Mr./Ms. [Name]:

This letter is being delivered to you in connection with the offering by PBF Logistics LP (the “Partnership”) of [            ] common units representing limited partner interests in the Partnership (the “Common Units”) and the lock-up letter dated [            ], 20[            ] (the “Lock-up Letter”), executed by you in connection with such offering, and your request for a [waiver] [release] dated             , 20    , with respect to [            ] Common Units (the “Units”).

Barclays Capital Inc. and UBS Securities LLC hereby agree to [waive] [release] the transfer restrictions set forth in the Lock-up Letter, but only with respect to the Units, effective             , 20    ; provided, however, that such [waiver] [release] is conditioned on the Partnership announcing the impending [waiver] [release] by press release through a major news service at least two business days before effectiveness of such [waiver] [release]. This letter will serve as notice to the Partnership of the impending [waiver] [release].

Except as expressly [waived] [released] hereby, the Lock-up Letter shall remain in full force and effect.

Very truly yours,

Barclays Capital Inc.

Acting severally on behalf of themselves and the several Underwriters named in Schedule I hereto

By:
Name:
Title:

UBS Securities LLC

Acting severally on behalf of themselves and the several Underwriters named in Schedule I hereto

By:
Name:
Title:

By:
Name:
Title:

cc: Partnership

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EXHIBIT C

FORM OF PRESS RELEASE

PBF LOGISTICS LP

[Date]

PBF LOGISTICS LP (the “Partnership”) announced today that Barclays Capital Inc. and UBS Securities LLC, the lead book-running managers in the Partnership’s recent public sale of              Common Units are [waiving][releasing] a lock-up restriction with respect to              the Partnership’s common units held by [certain officers or directors] [an officer or director] of the Partnership and PBF Logistics GP LLC (the “General Partner”). The [waiver][release] will take effect on             , 20    , and the units may be sold on or after such date.

This press release is not an offer for sale of the securities in the United States or in any other jurisdiction where such offer is prohibited, and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the United States Securities Act of 1933, as amended.

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